CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 of our report dated March 26, 1997 relating to the financial statements of Advanced Aerodynamics & Structures, Inc., which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Los Angeles, California
July 18, 1997